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                 NEW ENGLAND ENERGY INCORPORATED
                       Statements of Income
                    Period Ended June 30, 1997
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                                                Quarter                 Six Months
                                                -------                 ----------
Operating revenue:
 Sales of fuel to an affiliate                        $ 11.8     $ 27.4
 Loss passed on to an affiliate                         (6.6)                           (15.9)
 Accrued loss to be passed on to an affiliate                  7.4                            14.0
Sales to nonaffiliates:
 Oil                                                     1.2             2.8
 Gas                                                     7.5            20.8
                                                        ------     ------
                                        Total operating revenue            21.3          49.1
                                                        ------     ------
Operating expenses:
 Purchases of fuel for an affiliate                                 5.2                  11.5
 Amortization of cost of fuel reserves                             14.9                  35.3
 Production costs                                        1.2        2.4
                                                        ------     ------
                                  Total operating expenses                         21.3                49.2
                                                 ------ ------
                                        Operating income/(loss)      -                   (0.1)

Other income/(expense):
 Interest expense                              (0.5)                 (1.2)
 State taxes                                   (0.8)                 (1.6)
                                                             ------  ------
Operating and other income/(loss)                         (1.3)    (2.8)
                                                             ------  ------
Federal income taxes:
 Current federal income taxes                                (0.3)        9.5
 Deferred federal income taxes                               (0.7)      (11.6)
                                                             ------  ------
                                    Net federal income taxes                            (1.0)     (2.1)
                                                             ------  ------

                                    Net income                         $ (0.3)         $ (0.7)
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